Exhibit 99.1

Investor Contact: Adam Hanan

(615) 443-9887

Media Contact: Heidi Pearce

(615) 235-4135

Cracker Barrel Old Country Store® Announces CFO Retirement

LEBANON, Tenn., (December 14, 2020) – Cracker Barrel Old Country Store, Inc. announced today that the Company’s Chief Financial Officer, Jill Golder, will retire from the Company on December 31, 2020. Ms. Golder will continue to assist the Company’s executive team on a variety of matters following her retirement, including the orderly transition of her responsibilities, over the next several months.

Cracker Barrel’s President and Chief Executive Officer, Sandra Cochran, commented, “Jill has contributed significantly to the success of Cracker Barrel over the last five years, and has been instrumental in helping us navigate through the pandemic as successfully as we have. The Board and I are grateful for Jill’s efforts and accomplishments, and we wish her the best in this next chapter.”

Ms. Golder added, “Cracker Barrel is an outstanding company with a talented leadership team, and I am proud of our accomplishments, particularly over the last nine months. I am looking forward to seeing the Company succeed through the pandemic and beyond.”

The Company has appointed Doug Couvillion as Interim Chief Financial Officer effective upon Ms. Golder’s retirement. Mr. Couvillion currently serves as the Company’s Senior Vice President, Sourcing & Supply Chain, and has served in a number of executive finance positions during his 20-year career with the Company, including Corporate Controller and Principal Accounting Officer from 2011 to 2015. He has been a Senior Vice President since 2016.

About Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit www.crackerbarrel.com.